Exhibit 4.6

MECHANICS BANK
INCENTIVE UNIT AWARD AGREEMENT

THIS INCENTIVE UNIT AWARD AGREEMENT (this “Agreement”) by and between Mechanics Bank, a California banking corporation (the “Company”) and the individual named on the signature page hereto (“Participant”) is made effective as of                    (the “Grant Date”) pursuant to the Company’s 2017 Incentive Unit Plan (the “Plan”).

WHEREAS, on the terms and subject to the conditions hereof, the Company desires to grant to the Participant, effective as of the Grant Date, an Award covering the target number of Units set forth on the signature page hereto; and

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.           Definitions. For purposes of this Agreement, the following terms are defined as set forth below. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Plan.

1.1         “Agreement” has the meaning set forth in the preamble above.

1.2         “Company” has the meaning set forth in the preamble above.

1.3          “Disability” means the inability of Participant to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which constitutes a permanent and total disability. The determination of whether Participant has incurred a Disability shall be made by the Committee based upon such evidence as it deems necessary and appropriate; provided, however, that notwithstanding the immediately preceding definition, if Participant is a party to a services, severance or employment agreement with the Company or one of its Affiliates that defines “Disability,” such term shall have the meaning specified therein.

1.4         “employment” means service to the Company and/or its Subsidiaries as a part- or full-time employee, consultant, non-employee member of the Board or non-employee member of the board of any of the Company’s Subsidiaries.

1.5         “Participant” has the meaning set forth in the preamble above.

1.6         “Plan” has the meaning set forth in the preamble above.

1.7         “Retirement” means a separation from service (within the meaning of Section 409A) of a Participant (other than by reason of death or Disability) at a time when such Participant (i) is at least 62 years of age, and (ii) has provided at least five years of continuous service to the Company and/or a Subsidiary measured from such Participant’s most recent date of hire.

1.8         “Vesting Commencement Date” has the meaning given in Section 2.1.

2.           Grant of Units. Participant is hereby granted an Award covering the target number of Units set forth on the signature page hereto. Such number shall be adjusted following the calendar year based on the Company’s performance during such year, by multiplying such number by a performance factor determined by the Committee, and thereafter all references herein to Units shall refer to the post-adjustment number of Units. This Agreement constitutes an Award Agreement under the Plan and this Award constitutes an Annual Long-Term Incentive Award that is subject to the terms and condition set forth in Section 4(b) of the Plan.

2.1         Vesting. Except as otherwise provided in Section 2.2 and Section 2.3, subject to Participant’s continued employment with the Company and its Subsidiaries, the Units subject to the Award shall become vested in four equal installments on each of the first four anniversaries of (the “Vesting Commencement Date”) (each, a “Scheduled Vesting Date”).

2.2         Forfeiture; Accelerated Vesting Upon Certain Terminations of Employment. Except as otherwise provided in this Section 2.2, any outstanding Units subject to the Award that have not become vested in accordance with Section 2.1 shall be forfeited immediately upon Participant’s termination of employment with the Company and its Subsidiaries. Upon Participant’s termination of employment with the Company and its Subsidiaries under any of the following circumstances, all outstanding and unvested Units subject to the Award shall vest in full (subject to the performance adjustment referenced above, to the extent effectuated prior to the date of termination) effective as of the date of termination (or in the case of a Retirement that satisfied the requirements of Section 2.2 (c), the date the release of claims becomes effective):

(a)           due to Participant’s death;

(b)           due to Participant’s Disability;

(c)           due to Participant’s Retirement, provided that (A) such Retirement occurs after the first anniversary of the Vesting Commencement Date, (B) Participant provides prior written notice to the Committee of Participant’s intention to retire no less than six months, and no more than seven months, prior to the date of such Retirement, and (C) Participant executes a general release of claims (which may include non-disparagement and/or other restrictive covenants consistent with Section 3) against the Company and its Affiliates on or following the Retirement date in form and substance satisfactory to the Committee, and such release becomes effective and irrevocable pursuant to its terms, prior to the thirtieth (30th) day following such Retirement date.

2.4         Accelerated Vesting Upon Change of Control. Upon the occurrence of a Change of Control, subject to the continued employment of Participant with the Company and its Subsidiaries through the date of such Change of Control, all outstanding and unvested Units (subject to the performance adjustment referenced above, to the extent effectuated prior to the Change in Control) covered by the Award shall immediately vest.

2.5         Settlement. Except as otherwise provided in an irrevocable deferral election form previously submitted by Participant in accordance with the procedures established by the Committee, all vested Units will be settled within thirty (30) days following the earliest to occur of (a) the applicable Scheduled Vesting Date, (b) Participant’s “separation from service” within the meaning of Section 409A (subject to any required delay in accordance with Section 9(b) of the Plan) and (c) a Change of Control (provided that if the vested Units constitute deferred compensation within the meaning of Section 409A, payment shall be made upon a Change of Control only if such Change of Control constitutes either a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, in each case, within the meaning of Treasury Regulation Section 1.409A-3(i)(5)); provided, that if (a) vesting of the Units is subject to Participant’s execution, delivery and the effectiveness of a release of claims from Participant and (b) such thirty-day period commences in one calendar year and ends in the subsequent calendar year, then the vesting and settlement of the Units shall occur in the subsequent calendar year. Settlement shall be in the form of cash, unless otherwise determined by the Committee in accordance with Section 4(d) of the Plan. If the Participant has previously submitted an irrevocable deferral election form with respect to the Award, settlement shall be made in accordance with such form. If the Company declares an ordinary quarterly cash dividend in respect of Common Shares, the Company shall, in respect of each Unit outstanding as of the record date for such dividend, credit to Participant a cash amount equal to the amount (such amount, the “Dividend Equivalent Amount”) of cash dividend that would have been payable in respect of such Unit were it an actual Common Share, which amount shall be paid to Participant on the applicable settlement date of the underlying Unit (it being understood that no such payment shall be made if the underlying Unit does not vest), provided, however, that if a deferral election has been made in respect of the applicable Unit, then the Participant, instead of being so credited with a cash amount, shall be credited as of the applicable dividend payment date (for shareholders generally) with additional Units in an amount equal to the quotient of the applicable Dividend Equivalent Amount divided by the Fair Market Value as of such applicable dividend payment date, which Units shall be subject to the same terms (including vesting, settlement, and crediting of future dividend equivalents) as the underlying Unit.

3.           Covenants of Participant.

3.1         Confidentiality. Participant acknowledges that Participant has and will have knowledge of certain trade secrets of the Company and its Affiliates, including information concerning the Company and its Affiliates’ businesses, operations, future plans, methodologies and customers. Participant shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates all secret or confidential information, knowledge or data relating to the Company and its Affiliates and their respective businesses, which shall have been obtained by Participant during Participant’s employment and which shall not be or become public knowledge (other than by acts by Participant or representatives of Participant in violation of this Section 3). After termination of Participant’s employment, Participant shall not, without prior written consent or as may otherwise be required by law or legal process (provided adequate notice of and opportunity to challenge or limit the scope of disclosure purportedly so required has been provided by Participant), allow others to use to their personal advantage, communicate or divulge any such information, knowledge or data to anyone other than the Company and its Affiliates and those designated by it or to an attorney retained by Participant to provide legal advice with respect to this Section 3 and who has agreed to keep such information confidential. Nothing contained in this Agreement is intended to, or shall be interpreted in a manner that does, limit or restrict Participant from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended).

3.2         Non-Solicitation of Employees. While employed by the Company and its Affiliates and for a period of six months after the date of termination of Participant’s employment with the Company and its Affiliates for any reason, Participant shall not, directly or indirectly, on behalf of Participant or any other Person, solicit for employment or hire (other than for the Company and its Affiliates) any Person known by Participant to be employed by the Company and its Affiliates at the time of such solicitation or hiring or within the six-month period immediately preceding thereto.

3.3         Forfeiture; Recoupment. Upon any breach of the covenants contained in this Section 3 by Participant, the Company may cause all outstanding vested and unvested Units subject to the Award to be forfeited without compensation, or may require Participant to repay to the Company the value received by Participant pursuant to any previously vested and settled Units subject to the Award. This remedy shall be in addition to any other remedy that the Company may have, including injunctive relief pursuant to Section 3.4.

3.4         Injunctive Relief Available. Participant acknowledges that a violation on Participant’s part of any of the covenants contained in this Section 3 would cause immeasurable and irreparable damage to the Company and its Affiliates. Accordingly, Participant agrees that the Company and its Affiliates shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any such covenant in addition to any other remedies it may have. Participant agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of this Section 3 is void or constitutes an unreasonable restriction against Participant, such provisions shall not be rendered void but shall apply to such extent as such court may determine constitutes a reasonable restriction under the circumstances.

3.5         Participant Acknowledgments and Agreements. Participant agrees that the covenants contained in this Section 3 are reasonable and properly required for the adequate protection of the businesses and goodwill of the Company and its Affiliates. Participant agrees not to challenge or contest the reasonableness, validity or enforceability of any limitations and obligations contained in this Section 3.

4.           Reduction of Certain Payments. Notwithstanding anything to the contrary, the provisions of this Section 4 shall apply to Participant and shall survive following the payment of the Award and any termination of this Agreement.

4.1         Anything in this Agreement to the contrary notwithstanding, if the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject Participant to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Payments paid or payable will be reduced so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below).

4.2         The reduction of Payments, if applicable, shall be made by reducing the Payments that are “parachute payments” under Section 280G(b)(2) of the Code in the following order: (i) Payments in the form of cash that may not be valued under Treasury Regulation Section 1.280G-1, Q&A-24(c) (“24(c)”), (ii) Payments in the form of stock or other equity-based awards, including the Units, that may not be valued under 24(c), (iii) Payments in the form of cash that may be valued under 24(c), (iv) Payments in the form of stock or other equity-based awards, including the Units, that may be valued under 24(c), and (v) all other types of Payments. With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are “deferred compensation” within the meaning of Section 409A and next with respect to amounts that are not deferred compensation, in each case, beginning with Payments that are scheduled to be paid the farthest in time from the Change of Control or other relevant date. Accounting Firm’s determination. All determinations made by the Accounting Firm under this Section 4 shall be binding upon the Company, its Affiliates and Participant. All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.

4.3         The follow terms shall have the following meanings for purposes of this Section 4:

(a)           “Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change of Control for purposes of making the applicable determinations hereunder.

(b)          “Parachute Value” of a Payment shall mean the present value as of the date of the change in control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

(c)          “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Participant, whether paid or payable pursuant to the Agreement or otherwise.

(d)          “Safe Harbor Amount” shall mean 2.99 times Participant’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

5.           Miscellaneous.

5.1         Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given and received (a) if delivered in person, on the date delivered, (b) if transmitted by facsimile or email, on the date sent or (c) if delivered by an express courier, on the second business day after mailing, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:

Mechanics Bank

915 Highland Point Drive, Suite 450
Roseville, California 95678
Attention:      Sr. Manager Compensation

Email:

If to Participant:

To the most recent address of Participant set forth in the personnel records of the Company.

5.2         Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that, the foregoing notwithstanding, this Agreement may be amended by the Company unilaterally subject only to the restrictions set forth in Section 7(a) of the Plan.

(b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

5.3         Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.4         Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES WHICH WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

5.6         Arbitration. Subject to Section 3.4, the Company and Participant agree that any and all disputes or controversies, directly or indirectly arising out of, or relating to, this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement, shall be resolved through final and binding arbitration conducted by a single arbitrator in Contra Costa County, California. Such arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its Employment Arbitration Rules and Procedures.

5.7         Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTES OR CONTROVERSIES DIRECTLY OR INDIRECTLY ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7. IF A JURY TRIAL WAIVER IS NOT PERMITTED BY LAW, THE PARTIES AGREE THAT ALL DECISIONS OF FACT AND LAW IN ANY ACTION BROUGHT IN CONNECTION WITH ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER SHALL BE DECIDED, AT THE OPTION OF EITHER PARTY, BY A REFEREE APPOINTED BY THE COURT IN ACCORDANCE WITH APPLICABLE STATE REFERENCE PROCEDURES. THE REFEREE SHALL BE A RETIRED JUDGE, AGREED UPON BY THE PARTIES, FROM EITHER THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) OR JAMS. IF THE PARTIES CANNOT AGREE ON THE REFEREE, THE PARTY WHO INITIALLY SELECTED THE REFERENCE PROCEDURE SHALL REQUEST A PANEL OF TEN RETIRED JUDGES FROM EITHER AAA OR JAMS, AND THE COURT SHALL SELECT THE REFEREE FROM THAT PANEL. THE COSTS OF THE REFERENCE PROCEDURE, INCLUDING THE FEE FOR THE COURT REPORTER, SHALL BE BORNE EQUALLY BY THE PARTIES AS THE COSTS ARE INCURRED. IF A PARTY FAILS TO PAY ITS PORTION OF THE COSTS AS INCURRED, THEN THAT PARTY SHALL FORFEIT THE RIGHT TO PROSECUTE OR DEFEND THE ACTION. THE REFEREE SHALL HEAR ALL PRE-TRIAL AND POST-TRIAL MATTERS, INCLUDING REQUESTS FOR EQUITABLE RELIEF, PREPARE AN AWARD WITH WRITTEN FINDINGS OF FACT AND CONCLUSIONS OF LAW, AND APPORTION COSTS AS APPROPRIATE. JUDGMENT UPON THE AWARD SHALL BE ENTERED IN THE COURT IN WHICH SUCH PROCEEDING WAS COMMENCED AND ALL PARTIES SHALL HAVE FULL RIGHTS OF APPEAL.

5.8         Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same instrument. This Agreement shall become effective when Participant shall have received a counterpart hereof signed by the Company. No provision of this Agreement shall confer upon any Person other than the parties hereto any rights or remedies hereunder.

5.9         Entire Agreement. This Agreement, together with the Plan, constitutes the entire agreement between the parties with respect to the Award granted hereunder and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to such Award.

5.10       Section Headings; Construction. The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections. All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and the word “or” is not exclusive.

5.11       Severability. Except as otherwise provided herein, if one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law. Furthermore, a determination in any jurisdiction that this Agreement, in whole or in part, is invalid, illegal or unenforceable shall not in any way affect or impair the validity, legality or enforceability of this Agreement in any other jurisdiction.

5.12       Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

* * * * *

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date set forth below.

MECHANICS BANK

By:

Name:

Title:

Date:

Participant:

Target Number of Units: